Exhibit 99.1

KULR Technology Group Reports Third Quarter 2021 Financial Results

The Company Recorded Over 300% Increase in Year-over-Year Revenue and Expects Growth Momentum to Continue into 2022

SAN DIEGO / GLOBENEWSWIRE / November 15, 2021 / KULR Technology Group, Inc. (NYSE American: KULR) (the "Company" or "KULR"), a leading developer of next-generation lithium-ion battery safety and thermal management technologies, today reported results for the third quarter ended September 30, 2021 (“Q3”).

KULR's Q3 revenue increased by over 300% year-over-year as the Company began to steadily expand the commercialization of its products. KULR continues to make significant investments in all areas of its business and is increasingly seeing the number of partnerships and product development initiatives ramp up. As KULR accelerates investments into new technology developments such as smart battery platforms, battery cell screen testing automation, and fast charging battery architectures, it will continue to grow sales in its foundational aerospace and defense businesses.

Due to recent notable partnerships with Clarios and Retriev Technologies, KULR has strengthened its go-to-market strategy and has diversified its business development capabilities. In addition to the progress made with partnerships, the Company has also recently received special permits from the U.S. Department of Transportation (“DoT”) authorizing the transportation of damaged, defective, and recalled (“DDR”) lithium-ion cells, batteries, or lithium metal cells contained in or packed with KULR’s proprietary Thermal Runaway Shield (“TRS”) packaging. The Company’s goal is to provide total battery safety solutions for more efficient battery systems, increased sustainability, and end-of-life battery management, making KULR a key technology solutions provider in the migration to a global circular economy. With approximately $11 million of cash at end of the third quarter, KULR is in a strong financial position to continue growing its business and executing its near-term objectives to achieve its goal.

Third Quarter 2021 and Recent Operational Highlights

•	KULR received approximately $6.5 million of cash in the months of October and November 2021 from the exercise of warrants to purchase an aggregate of 2,600,000 shares.

•	KULR partnered with Heritage Battery Recycling (“HBR”) to provide safe transportation of HBR’s battery collection operations across North America through its KULR-Tech Safe Case. HBR, through its sister companies, maintains access to over 100,000 customer locations, 2,500 employees, and a fleet of over 1,300 power units and 108 facility locations across North America.

•	KULR expanded its services with Heritage Battery Recycling as a result of HBR’s merger with Retriev Technologies, creating the largest lithium-ion battery recycler in North America. In addition to the existing e-bike and scooter customer programs, KULR will also provide safe transportation logistics to Retriev’s battery collection operations in North America.

•	KULR joined Clarios, the largest global producer of lead acid batteries, in the U.S. Department of Energy lithium-ion battery lifecycle initiative to develop the manufacturing and reuse of lithium-ion batteries and their chemical elements in the U.S. In this project, KULR will provide safe transportation of lithium-ion batteries within the full battery management lifecycle, from manufacturing through recycle and reuse.

•	KULR obtained a special permit from the DoT authorizing the transportation of DDR lithium-ion cells, batteries, or lithium metal cells contained in or packed with KULR’s proprietary TRS packaging.

•	KULR received authorization for expanded battery coverage to the existing DoT special permit. The upgraded special permit expands KULR’s scope of opportunity by authorizing KULR to transport reused, refurbished, and retrofitted batteries for recycling.

•	On July 9th, KULR celebrated its uplisting to the NYSE American Exchange by ringing the closing bell at the New York Stock Exchange.

Third Quarter 2021 Financial Highlights

Revenues: KULR generated revenues of $600,921 in the third quarter ended September 30, 2021, an increase of 339% compared with revenues of $136,849 reported in the same period of 2020. The increase in revenue was mainly due to increased sales of KULR products and two large contracts. These results reflect management’s continuing efforts to develop new and existing customer relationships through a growing pool of referrals and business development leads.

Selling, General and Administrative (SG&A) Expenses: SG&A expenses increased to $3.1 million in the third quarter of 2021 from $830,000 in the corresponding period last year. The 273% increase in SG&A expenses was primarily due to an increase of stock-based compensation, marketing and advertising expense, consulting fees, miscellaneous expenses, and travel expense.

Research and Development (R&D) Expenses: R&D expenses in the third quarter of 2021 increased by 830% to $482,000 from $52,000 during the same period last year. The increase was primarily due to thermal energy management report fees and energy storage development services provided during the period.

Operating Loss: Loss from operations was $3.1 million for the third quarter of 2021, compared to $811,000 for the comparable quarter of 2020. The $2.3 million increase in the operating loss included a $1.1 million increase in non-cash stock-based compensation expenses, a $252,000 increase in advertising and marketing expenses, a $321,000 increase in payroll costs, a $213,000 increase in professional fees and a $260,000 increase in miscellaneous expenses.

Net Loss: Net loss for the third quarter of 2021 increased to $3.1 million compared to a net loss of $1.0 million for the comparable period in 2020.

Net Loss Per Share: Net loss per share for the third quarter of 2021 was $0.03, as compared to $0.01 for the comparable period in 2020. The comparison was unfavorably impacted by higher SG&A expenses, partially offset by the favorable impact of the increase in revenues.

Cash Position: On September 30, 2021, the Company reported cash balances of $11.0 million compared with $8.9 million on December 31, 2020. KULR received approximately $6.5 million of cash in the months of October 2021 and November 2021 from the exercise of warrants to purchase an aggregate of 2,600,000 shares. This funding leaves KULR well positioned to expand operations, support new business, and fund ongoing product development initiatives despite facing macro-economic headwinds.

Shareholder Update Call:

KULR will hold a conference call on Thursday, November 18 at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss its financial results for the third quarter ended September 30, 2021.

KULR management will host the presentation, followed by a question-and-answer period.

Date: Thursday, November 18, 2021

Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)

U.S. dial-in: 857-232-0157

Access Code: 422095

Please call the conference telephone number 10 minutes prior to the start time. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at 949-574-3860.

The conference call will be available for replay here.

About KULR Technology Group Inc.

KULR Technology Group Inc. (NYSE American: KULR) develops, manufactures and licenses next-generation carbon fiber thermal management technologies for batteries and electronic systems. Leveraging the company's roots in developing breakthrough cooling solutions for NASA space missions and backed by a strong intellectual property portfolio, KULR enables leading aerospace, electronics, energy storage, 5G infrastructure, and electric vehicle manufacturers to make their products cooler, lighter and safer for the consumer. For more information, please visit www.KULRTechnology.com.

Safe Harbor Statement

This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed with the Securities and Exchange Commission on March 19, 2021. Forward-looking statements include statements regarding our expectations, beliefs, intentions, or strategies regarding the future and can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," and "would" or similar words. All forecasts are provided by management in this release are based on information available at this time and management expects that internal projections and expectations may change over time. In addition, the forecasts are entirely on management’s best estimate of our future financial performance given our current contracts, current backlog of opportunities and conversations with new and existing customers about our products and services. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Media Contact:

Derek Newton

Head, Media Relations

Main: (786) 499-8998

Derek.Newton@KULRTechnology.com

Investor Relations:

Tom Colton or Matt Glover

Gateway Investor Relations

Main: (949) 574-3860

KULR@gatewayir.com